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                                  EXHIBIT 2.1




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                            ASSET PURCHASE AGREEMENT




                  This ASSET PURCHASE AGREEMENT, dated as of June 16, 1997, by and among MEDIALINK WORLDWIDE INCORPORATED ("Purchaser"), a Delaware corporation with offices at 708 Third Avenue, New York, New York 10017, CORPORATE TV GROUP, INC., a New York corporation with offices at 747 Third Avenue, New York, NY 10017 ("Seller") and RICHARD FRISCH, the principal shareholder of Seller, having an address c/o Corporate TV Group, Inc., 747 Third Avenue, New York, NY 10017 ("Shareholder").


                             W I T N E S S E T H :


                  WHEREAS, Seller conducts a business which strategizes and consults with business entities on their business objectives and produces video communications programs both live and taped, including the production and distribution of video and audio news releases, press conferences and satellite media tours (such business as conducted since August 1, 1995 being hereinafter referred to as the "Business"); and

                  WHEREAS, Purchaser desires to purchase, and Seller desires to sell, all of Seller's right, title and interest in and to the Acquired Assets (as hereinafter defined) upon the terms and subject to the conditions of this Agreement and in connection with and as partial consideration for the sale of the Acquired Assets (as hereinafter defined) Seller and Shareholder shall each enter into a Non-Compete Agreement and a Confidentiality Agreement with Purchaser in the form of Exhibits A and B attached hereto (the "Non-Compete Agreements" and the "Confidentiality Agreements").

                  NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                  Section 1. Certain Definitions. For purposes of this Agreement, the words and terms listed below shall have the following means:

                                    (a) "MCT Division" shall mean the Medialink
CTV Division of the Purchaser.

                                    (b) "MCT Division Pre-Tax Net Income" shall
mean the MCT Division Revenue attributable to the performance of services by the MCT Division less (i) Direct Costs, as hereinafter defined, (ii) Salary and Related Costs, as



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hereinafter defined, (iii) Telephone Charges, as hereinafter defined, (iv)
General and Administrative Costs, as hereinafter defined, and (v) Corporate Overhead, as hereinafter defined. The MCT Division Pre-Tax Net Income shall be calculated on the operating results of the MCT Division on an accrual basis using Purchaser's standard accounting practices and policies, excluding goodwill amortization and gains and losses arising from the disposition of assets not in the ordinary course of business.

                  "Direct Costs" shall mean those costs incurred solely for the purpose of a specific revenue generating project. Direct costs include, but are not limited to, camera crews and equipment, playout, uplink and satellite time, tape dubbing and distribution charges, editing and studio costs. In addition, direct costs include the use of third party labor for production, editing etc. In the event that the MCT Division uses Purchaser's employees for production etc. they will be charged to the MCT Division on the basis of the rates on Schedule A hereto. The Schedule A rates will be increased at the beginning of each of Year Two through Year Five by the CPI, as hereinafter defined. The MCT Division will be charged for the use of the Purchaser's services such as video and audio distribution in accordance with Schedule A. Direct costs will also include sales commissions on MCT Division Revenue including commissions paid to the Purchaser's sales people arising from that portion of the MCT Division Revenue set forth in subparagraph (iv) of the definition of MCT Division Revenue.

                  "Salary and Related Costs" shall mean all employment costs of MCT Division employees, including but not limited to, salaries and bonuses, medical, dental and disability premiums, employers contributions as to any 401K or other pension plan together with the costs of administering such plans and employment taxes. Wherever practicable, such costs will be allocated to MCT Division on an actual basis. In all other instances, the cost will be allocated to MCT Division on a pro rata basis calculated by multiplying (x) the actual cost of the Purchaser (including the MCT Division) by (y) (i) the number of MCT Division employees associated with that cost divided by (ii) the total number of Purchaser employees (including the MCT Division employees) associated with that cost ("Employee Allocation Method"). Any compensation charged to MCT Division employees arising from the exercise of stock options granted to such employees by the Purchaser shall not be deducted from MCT Division Pre-Tax Net Income.

                  "Telephone Charges" shall mean the actual charges therefor, if possible, and if not possible shall be allocated to the MCT Division on a pro rata basis calculated by multiplying (x) the total telephone charges of Purchaser by (y) a fraction, the numerator of which is the MCT Division Revenue and the denominator of which is the total United States revenue of Purchaser (including the MCT Division Revenue) ("Revenue Allocation Method").

                  "General and Administrative Costs" shall mean all other costs incurred by MCT Division that were not included in Direct Costs or Salary and Related Costs and excluding interest expense. General and Administrative Costs incurred solely for the MCT Division will be charged directly to MCT Division on an actual basis wherever


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practicable ("Directly Charged Costs"). In all other instances the cost will be allocated to MCT Division on a pro rata basis in accordance with Schedule B attached hereto.

                  "Corporate Overhead" shall mean a management fee charged by Purchaser to the MCT Division to cover administrative costs, marketing support, management time and the cost of employment of Mary Gyurindak, accountant, and Bobbie Levine, officer manager, calculated as the greater of (i) a base amount of $110,000 (per annum ("Base Amount Charge") for each of Year One through Year
Five) or (ii) 1.8% of MCT Division Revenue in Year One through Year Five; provided that such Base Amount Charge to revenue shall increase by 15% per annum compounded annually for each of Year 2, Year 3, Year 4 and Year 5.

                                    (c) "MCT Division Revenue" shall mean all
revenue derived from (i) existing clients of CTV, (ii) revenue from new clients of the MCT Division, excluding revenue from the Purchaser's existing clients,
(iii) revenue generated by the MCT Division edit suite, and the MCT Division will charge Purchaser for the use of the edit suite in accordance with Schedule A; and (iv) revenue from clients of Purchaser introduced to the MCT Division earned as follows: (a) MCT Division revenue will be credited for all "non-media video" revenue, such as corporate identity tapes, lobbying tapes, videos for corporate events; (b) for all traditional broadcast revenue, such as Video News Releases, Audio News Releases, Satellite Media Tours and Radio Media Tours, the MCT Division will be credited for revenue in excess of the average of the previous two years broadcast revenue of the Purchaser from such clients for such services; and (c) one-half of all Purchaser's revenue from videoconferences will be credited to the MCT Division and one-half shall be credited to the Purchaser.

                                    (d) "Value" shall mean the last reported
closing price of the Medialink Shares, as defined in Section 4.1(a)(i) hereof, as reported on a National Securities Exchange or on the NASDAQ system on the last trading day which is two business days prior to the delivery of the Medialink Shares.

                                    (e) "Year One" shall mean the twelve month
period commencing on the first day of the month following the Closing Date.

                                    (f) "Year Two" shall mean the twelve month
period commencing on the day after the end of Year One.

                                    (g) "Year Three" shall mean the twelve
month period commencing on the day after the end of Year Two.


                                    (h) "Year Four" shall mean the twelve month
period commencing on the day after the end of Year Three.

                                    (i) "Year Five" shall mean the twelve month
period commencing on the day after the end of Year Four.


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                                   ARTICLE II

                  Section 2.        Purchase and Sale.

                           2.1. Assets to be Acquired. Subject to the terms and
conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date, as hereinafter defined, those certain assets, tangible and intangible (the "Assets") relating to the Business, wherever the same may be located, whether in Seller's possession or in the possession of third parties (the "Acquired Assets") as follows:

                                    (a) All inventory of the Business as set
forth on Schedule 2(a) attached hereto owned by Seller including work-in-process and finished goods (the "Inventory");

                                    (b) All right, title and interest of Seller
in and to the equipment as set forth on Schedule 2(b) attached hereto owned by Seller;

                                    (c) All right, title and interest of Seller
in and to trademarks, copyrights, trade names and trademark applications related to the Business (the "Acquired Intellectual Property"), including all goodwill associated therewith, all as more specifically described on Schedule 2(c) attached hereto;

                                    (d) All market research data, promotional
and advertising materials in Seller's or any of its agencies' possession, including but not limited to, catalog sheets of Seller used in, developed for use in or held for use in the Business; and

                                    (e) All technology, plans, know-how,
production details, software, artwork, research data, tape library, data, books and records, regulatory files, customer contracts, customer lists and files, distributor lists and files, vendor lists and files, data processing records and goodwill of the Seller relating exclusively to the Business, including, without limitation, all files and documents relating to the Acquired Intellectual Property, including registrations, applications, prosecution files, files relating to conflicts, demands and challenges in each case in whatever form, including computer discs and electronic storage (the "Acquired Books and Records").


                           It is hereby expressly understood and agreed that
the foregoing Acquired Assets are to be transferred and conveyed to Purchaser as above specified, by good and sufficient bill of sale, and other documents of transfer, as provided in Section 8 hereof, free and clear of all liens, charges, encumbrances, debts, liabilities and obligations whatsoever, except as specifically described herein.

                           2.2. Assets Not Being Acquired. Excluded from the
Acquired Assets to be sold, conveyed, transferred and assigned by Seller, and purchased and


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accepted by Purchaser under Section 2 hereof, are the following (collectively referred to herein as the "Excluded Assets"):

                                    (a) All cash and cash equivalents (such as
certificates of deposit, treasury bills and marketable securities) of Seller;

                                    (b) All accounts or notes receivable of any
type of Seller;

                                    (c) All of Seller's rights to any Federal,
state or local tax refunds; and

                                    (d) All of Seller's stock records,
corporate documents, minutes, tax returns or any other records or documents which Seller is required by law or governmental regulation to keep in its possession (subject to Section 7.4 hereof).


                                  ARTICLE III

                  Section 3. Retained Obligations and Liabilities of Seller and Shareholder; Assumed Liabilities of Purchaser.

                           3.1. Assumption of Certain Obligations and
Liabilities by Purchaser. On the Closing Date Purchaser shall assume and be solely and exclusively liable with respect to, and shall pay, perform or discharge in accordance with their respective terms, only the obligations of Seller incurred after the Closing Date under the acquired agreements (the "Acquired Agreements") listed on and incorporated by reference in Schedule 3.1 attached hereto (the "Assumed Liabilities").

                           3.2. Retention of Obligations and Liabilities by
Seller. Except for the Assumed Liabilities, Purchaser shall not assume, pay, perform or discharge, or take subject to, and Seller and Shareholder shall jointly and severally indemnify Purchaser from and against, any obligations or liabilities related to the Business of any nature whatsoever, whether fixed or contingent, known or unknown, including, without limitation Taxes (as hereinafter defined) and all liabilities, costs and expenses resulting from all actions, claims, and proceedings against Seller and Shareholder for all periods prior to the Closing Date; liabilities and obligations to employees or arising out or under any employee benefit plan or program or policy or any employment agreement, including all accrued vacation time of any employee, except those agreements listed on and incorporated by reference in Schedule 3.2 attached hereto; obligations and liabilities of Seller related in any manner whatsoever to a breach by Seller or Shareholder of any of their representations and warranties set forth herein; any and all taxes assessed on either Seller or Shareholder relating to the transactions contemplated hereby; or any and all legal, accounting and other professional fees of the professionals representing Seller and Shareholder in the transactions contemplated hereby; and liabilities or obligations arising out of the production and distribution of video news releases and audio news releases, press releases and satellite media tours prior to the Closing Date (collectively the "Retained Liabilities").


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The indemnification obligation hereunder shall be governed by the provisions of
Section 11 hereof.

                                   ARTICLE IV

                  Section 4.        Purchase Price.

                           4.1.     Payment Terms.

                                    (a) Subject to the terms and conditions of
this Agreement, Purchaser hereby agrees to purchase the Acquired Assets for a maximum aggregate purchase price of up to Ten Million One Hundred and Seventy Seven Thousand Nine Hundred ($10,177,900) Dollars ("Purchase Price"), including the amount of Three Hundred Thousand ($300,000) Dollars, payable under the Non-Compete Agreement, as hereinafter defined ("Non-Compete Payment"), to be paid as follows:

                                            (i) Three Million One Hundred
                           Sixty-Six Thousand Three Hundred and Sixty-Seven ($3,366,667) Dollars plus Three Hundred Thousand ($300,000) Dollars, representing the Non-Compete Payment to be paid in cash on the Closing Date in a bank cashier check or by wire transfer and such number of shares of the common stock of Medialink Worldwide Incorporated, par value $.01 per share ("Medialink Shares") having a Value equal to Three Hundred Thirty-Three Thousand Three Hundred and Thirty-Three ($333,333) Dollars, as of the close on the last trading day which is two (2) business days prior to the Closing Date; and

                                            (ii) (a) during Year One, Three
                           Hundred Thirty-Six Thousand Seven Hundred ($336,700) Dollars, provided, that the MCT Division Revenue for such year equals or exceeds Four Million Five Hundred Thousand ($4,500,000) Dollars. Such amount shall be payable in the amount of $28,058.33 for each month during Year One that the MCT Division Revenue for a month during Year One equals or exceeds $375,000. In the event the MCT Division Revenue for a month is less than $375,000, the monthly payment for such month shall be proportionately reduced. By way of illustration, if the MCT Division Revenue in Year One equals or exceeds $4,500,000, Seller shall receive for a month during Year One the amount of $28,058.33 ($336,700 [divide] 12). By way of illustration, if the MCT Division Revenue in Year One equals $2,250,000, Seller shall receive for a month during Year One the amount of $14,029.17 ($168,350 [divide] 12); and

                                                     (b) for Year Two, within
                           sixty (60) days following the end of Year Two such number of Medialink Shares


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                           having a Value equal to Three Hundred Forty Thousand
                           Two Hundred ($340,200) Dollars and for Year Three, within sixty (60) days following the end of Year Three, such number of Medialink Shares having a Value equal to Three Hundred and Forty-Three
                           Thousand Seven Hundred ($343,700) Dollars; provided, that the MCT Division Revenue for each of such years equals or exceeds Four Million Five Hundred Thousand ($4,500,000) Dollars; and further, provided that in the event that in Year Two or Year Three the MCT Division Revenue is less than Four Million Five Hundred Thousand ($4,500,000) Dollars, then the cash payable and the Medialink Shares payable above shall be proportionally reduced. By way of illustration, if the MCT Division Revenue in Year Two equals $2,250,000, within sixty (60) days following the end of Year Two, Seller shall receive such number of Medialink Shares having a Value equal to $170,000; and

                                            (iii) up to an additional aggregate

                           payment of Five Million One Hundred Fifty-Seven Thousand Three Hundred ($5,157,300) Dollars (the "Contingent Consideration") at a rate not to exceed One Million Eleven Thousand ($1,011,000) Dollars in Year One, One Million Twenty-One Thousand Seven Hundred ($1,021,700) Dollars in Year Two, One Million Thirty-Two Thousand and Two Hundred ($1,032,200) Dollars in Year Three, One Million Forty-Two Thousand ($1,042,000) Dollars in Year Four and One Million Fifty Thousand and Four Hundred ($1,050,400) Dollars in Year Five (each such payment being hereafter referred to as the "Maximum Payment"); provided, that the MCT Division Pre-Tax Net Income exceeds the amounts for each of Year One through Year Five determined as follows:

                                    (1)     Two Million ($2,000,000) Dollars in
                                            Year One;

                                    (2)     Two Million Two Hundred and Fifty
                                            Thousand ($2,250,000) Dollars in
                                            Year Two;

                                    (3)     Two Million Five Hundred Thousand
                                            ($2,500,000) Dollars in Year Three;

                                    (4)     Two Million Five Hundred Thousand
                                            ($2,500,000) Dollars in Year Four;
                                            and

                                    (5)     Two Million Five Hundred Thousand
                                            ($2,500,000) Dollars in Year Five.

Such amounts are collectively referred to herein as the "Target Amounts" and individually as the "Target Amount".



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                                    (b) In the event MCT Division does not
reach the Target Amount for Year One, the portion of the Contingent Consideration to be paid by Purchaser to Seller shall be as follows:

                                            (i) If the actual pre-tax net
                           income attained by the MCT Division ("Actual Pre-Tax Net Income") is greater than or equal to $1,800,000
                           (a) an amount equal to the Actual Pre-Tax Net Income for Year One divided by the Target Amount for such year ("Target Amount Fraction") multiplied by (b)

                           the Maximum Payment for Year One multiplied by (c) the Target Amount Fraction. By way of illustration, if the MCT Division Pre-Tax Net Income in Year One equals $1,800,000, Seller shall receive $1,800,000/$2,000,000 X $1,011,000 X
                           $1,800,000/$2,000,000 or $818,910.

                                            (ii) If Actual Pre-Tax Net Income
                           for Year One is less than $1,800,000 (a) an amount equal to the Maximum Payment multiplied by (b) the Target Amount Fraction multiplied by (c) .95 minus the Penalty Adjustment Amount (as hereinafter defined). The Penalty Adjustment Amount shall be calculated by subtracting the Actual Pre-Tax Net Income from the Target Amount and dividing the result by two times the Target Amount. By way of illustration, if the MCT Division Pre-Tax Net Income in Year One equals $1,500,000, Seller shall receive $1,011,000 X ($1,500,000/$2,000,000) X (.95-
                           ($2,000,000- $1,500,000)/($2,000,000X2)) or
                           $625,556.

                                    (c) In the event the MCT Division does not
reach the Target Amount for any year from Year Two to Year Five, the portion of the Contingent Consideration to be paid by Medialink to Seller shall be (a) an amount equal to the Target Amount Fraction multiplied by (b) the Maximum Payment multiplied by (c) the Target Amount Fraction. By way of illustration, if the MCT Division Pre-Tax Net Income in Year Two equals $2,000,000, Seller shall receive $2,000,000/$2,250,000 X $1,021,700 X $2,000,000/$2,250,000 or
$807,269.

                                    (d) In no event shall the Seller receive
under Section 4.1 (a)(iii), (b) or (c) hereof an amount greater than the Maximum Payment for each of Year One through Year Five.

                                    (e) The Contingent Consideration shall be
paid by Medialink to Seller eighty (80%) percent in a bank cashier check or by wire transfer and twenty (20%) percent in Medialink Shares, the amount of which shall be determined based on the definition of Value set forth in Section 1(d) hereof, not later than sixty (60) days following the delivery to Seller of Purchaser's financial statements for Year One to Year Five, which delivery shall be no later than ninety (90) days following the end of each Year, as the case may be (the "Target Payment Date"). For purposes of reviewing Purchaser's calculation of the MCT Division Pre-Tax Net


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Income, Medialink shall permit Seller or its authorized agents at the election of Seller, after reasonable prior written notice, to have access during normal business hours to Purchaser's books solely as they relate to the MCT Division Pre-Tax Net Income. If within such sixty (60) days following such review Seller and Purchaser shall agree on the calculation of the MCT Division Pre-Tax Net Income, then the determination of Seller and Purchaser shall be final, binding and conclusive upon the parties hereto. If within sixty (60) days following such review, Seller shall disagree as to the calculation of the MCT Division Pre-Tax Net Income, then Seller shall provide prompt notice thereof to Purchaser within such sixty (60) day period and Ernst & Young (the "Selected Firm") shall then be authorized to audit the MCT Division Pre-Tax Net Income and such audit shall be completed within 60 days. The audit by the Selected Firm shall be final, binding and conclusive upon the parties hereto. The cost of the Selected Firm's audit of the MCT Division Pre-Tax Net Income shall be borne by the Seller in the event the Selected Firm determines that the MCT Division Pre-Tax Net Income is equal to or less than the Purchaser's calculation thereof or by Purchaser in the event such audit determines that the MCT Division Pre-Tax Net Income is greater than the Purchaser's calculation thereof.

                           4.2. Allocation of Purchase Price. The parties agree
that the Purchase Price shall be allocated as specified in Exhibit D annexed hereto and made a part hereof except that the allocations for goodwill of the Business and Seller's customer list shall be mutually agreed to by Seller and Purchaser within thirty (30) days from the Closing Date. The parties agree to report this transaction and the allocations for income tax purposes in a manner consistent with this Agreement. Purchaser and Seller each agrees to file Internal Revenue Service Form 8594, and all Federal, state, local and foreign Tax Returns, in accordance with the allocation schedule. Purchaser and Seller each agrees to provide the other promptly with any other information required to complete Form 8594.

                           4.3. Reliance on the Non-Compete Agreement. Seller
and Shareholder hereby acknowledge that Purchaser would not have entered into this Agreement but for the execution by each of them of the Non-Compete Agreement. The terms of the Non-Compete Agreement are incorporated herein by reference and made a part hereof.


                                   ARTICLE V

                  Section 5. Representations and Warranties by Seller and Shareholder. Seller and Shareholder jointly and severally represent and warrant to Purchaser as set forth below:

                           5.1. Organization, Existence and Authority of
Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to carry on its operations as now being conducted and to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered


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by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller and Shareholder does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of (a) Seller's Certificate of Incorporation or By-Laws or (b) any law or regulation applicable to Seller or Shareholder, the Business or the Acquired Assets or (c) the provisions of any agreement, mortgage, lease, instrument, order, arbitration award, judgment or decree to which Seller or Shareholder is a party or by which Seller or Shareholder or any of the Acquired Assets is bound or affected.

                           5.2. Power and Authority. Seller has the corporate
power and corporate authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, and Seller has taken all action required by law or otherwise, including, but not limited to, approval by its Board of Directors and its shareholders, to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Seller and Shareholder and constitutes, and such other agreements and instruments when duly executed and delivered by Seller and Shareholder will constitute, legal, valid and binding obligations enforceable in accordance with their respective terms, except that
(a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance by Seller and Shareholder of this Agreement and such other agreements and instruments and its consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien on any of the Acquired Assets under, any agreement by which Seller or the Shareholder or any of the Acquired Assets may be bound or affected.

                           5.3. Consents. No consent, filing or approval of any
Federal, state or local governmental agency or department or any other person not a party to this Agreement is required or necessary in connection with the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, excluding from the foregoing such consents, filings or approvals the failure of which to secure would not have a material adverse effect on the Business ("Material Adverse Effect") and would not have a Material Adverse Effect on the ability of Seller or Shareholder to consummate the transactions contemplated by this Agreement.

                           5.4. Title to and Condition of Acquired Assets.
Seller is, and on the Closing Date will be, the owner of the Acquired Assets free and clear of all liens, encumbrances, claims, security interests and charges ("Liens") of any kind whatsoever, except for those Liens disclosed on
Schedule 5.4(a) attached hereto, all of which liens will be released and fully discharged of record on the Closing Date. Seller is, and on the Closing Date will be, the owner of all right, title and interest in and to its trademarks free and clear of all Liens. The Inventory is of good and


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merchantable quality and is of quality, quantity and condition that is usable or saleable in the ordinary course of business. No affiliate of Seller provides any goods or services which are used in or necessary for the operation of the Business or the ownership or use of the Acquired Assets. The Acquired Assets and the services set forth on Schedule 5.4(b) are all of the assets tangible or intangible currently used, or used in the Business since Seller's inception except for assets of de minimis value or utility in the operation of the Business.

                           5.5. Compliance with Agreements. Schedules 5.5 and
7.6 contain lists of all written and oral contracts, agreements and commitments used in or relating to the Business or any of the Acquired Assets. True and complete copies of all such written contracts and other agreements have been delivered to Purchaser prior to the execution of this Agreement. Seller, and to the best of Seller's knowledge, each such other party to each such contract and agreement, has complied in all material respects with the provisions of each such contract and other agreement and is not, and at the time of the Closing will not be, in default under any of them nor in breach of any obligations thereunder. Such contracts and other agreements are on the date hereof and will be on the Closing Date valid, binding and in full force and effect and enforceable in accordance with its terms.

                           5.6. Taxes. Seller has filed or will file when due
all Federal, state and local tax returns required by law and shall pay and remit any and all Federal, state and municipal income, Federal and state withholding, FICA, FUTA, state unemployment taxes, state and municipal sales and use taxes, license fees and other taxes, fees or charges ("Taxes") levied or imposed upon Seller or the Acquired Assets as the result of the ownership and use of the Acquired Assets or the operation of the Business that are payable or have accrued on or prior to the Closing Date. Seller has not incurred any tax liability, including interest, penalties or assessments, which may result in the imposition of any lien, charge, security interest or any other encumbrance on the Acquired Assets other than liens for Taxes not yet due and payable or that are being contested in good faith.

                           5.7. Litigation or Disputes. Except as set forth in
Schedule 5.7, there is no action at law or in equity, governmental proceeding, arbitration, claim, suit, administrative hearing, investigation or other dispute, litigation, or proceeding pending, or to the best of Seller's knowledge threatened, against Seller relating to the Business or any of the Acquired Assets or which challenges the validity or enforceability of this Agreement. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or administrative body or in violation of any statute, ordinance or regulation relating to the Acquired Assets. There is no judgment, injunction, award or order binding upon Seller to which Seller is a party relating to the Business or any of the Acquired Assets. Notwithstanding the disclosure of any action set forth on Schedule 5.7, Seller and Shareholder each indemnify Purchaser under Section 11 hereof for all actions, suits, litigation or disputes, whether or not pending, based on such matters that occurred prior to the Closing Date.

                           5.8. Financial Information. Seller has delivered to
Purchaser audited balance sheets of Seller at December 31, 1995 and 1996 and the related income statements and statements of shareholders' equity and cash flows for the years then ended and interim audited financial statements for the four (4) month period ended April 30, 1997 (collectively, "Financial Data"). The Financial Data has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"), is true and correct in all material respects and was prepared from the books and records of Seller, and except as set forth on Schedule 5.8, fairly presents in all material respects the assets and liabilities of the Business at the dates specified and the results of operations, shareholders' equity and cash flows for the years then ended. The Financial Data accurately reflect and record, in all material respects, insofar as required in accordance with GAAP, all of the assets used in or held for use in the Business, all transactions between Seller and any affiliates and related parties and all expenses of or relating to the Business. Except as disclosed in the notes to the Financial Data, no material revenues or expenses of the Business are derived from or funded by affiliates of Seller or Shareholder.

                           5.9. Trademarks, Licenses, Etc. Schedule 2(b) sets
forth a list of all registered trademarks, patents, copyrights and applications for use in the Business since Seller's inception including the record owner, registration or application number, jurisdiction, application or registration date and expiration date. Since Seller's inception, no claim has been asserted or, to the best knowledge of Seller, threatened against Seller or any affiliate of Seller to the effect that the operation of the Business or the use of the Acquired Assets infringes upon or conflicts with the rights of any person, and no claim has been asserted that any person infringes any of the Acquired Intellectual Property. Seller owns free and clear of any rights or claims of others the rights to use all trademarks, service marks, copyrights and registrations thereof and applications therefor and all trade names, licenses, franchises, permits, processes, trade secrets, inventions and royalties, and rights with respect thereto, and all technical know-how, customer lists, research and development projects and data and non-competition covenants accruing to the benefit of Seller used in, held for use in or under development for use in or necessary for the conduct of the Business as now conducted and conducted since Seller's inception (collectively, "Business Rights") without any conflict or infringement with the rights of others, including officers, directors or shareholders of Seller, and Seller has not received notice of any claim or assertion that any of the Acquired Assets or Business Rights infringe or conflict with the rights of others, and, to the best of Seller's knowledge, there is no infringement or violation by any other person of the Business Rights.

                           5.10. No Material Adverse Change. Since December 31,
1996:

                                    (a) there has been no material adverse
change in the Business or results of operations or financial condition of the Business;

                                    (b) the Business has been operated in the
ordinary course, consistent with past practice;

                                    (c) no customers which in the aggregate
account for more than 10% of gross sales for 1996 have advised or threatened Seller that they will discontinue or decrease materially the services provided by Seller;

                                    (d) no material supplier has advised
Seller, or to the best knowledge of Seller, threatened Seller that it will discontinue its supply of products or materially increase prices or materially change terms in any way adverse to Seller;

                                    (e) there has been no event, occurrence or
condition which could reasonably be expected to result in a Material Adverse Effect; and

                                    (f) Seller has not taken any action or
failed to take any action nor has any event occurred which would, in any case, have been restricted by Section 7.5 if it had taken place during the period between the execution of this Agreement and the Closing Date.

                           5.11. Employees. Schedule 5.11(a) lists those
employees and consultants of Seller or any of its affiliates, that perform or since Seller's inception performed services for the Business including name, date of hire, position, salary and bonus eligibility (the "Eligible Employees"). Schedule 5.11(b) lists all medical, dental, life or other insurance coverage, disability benefit, vacation, perquisite and fringe benefit plans, programs or policies in which any of the Eligible Employees participate.

                           5.12. Employee Plans.

                                    (a) For purposes of this Agreement, the
term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other bonus, incentive compensation, deferred compensation, severance or similar plan, policy or payroll practice providing compensation or employee benefits maintained by Seller or to which Seller is a participating employer or is obligated to contribute or has any legally enforceable liability and under which any person presently employed by Seller as an employee or consultant or formerly employed by Seller or its predecessors as an employee or consultant of the Seller (a "Former Employee") participates or has accrued any rights or under which Seller is liable in respect of a Eligible Employee or Former Employee. The terms "Eligible Employee" and "Former Employees, will include, where applicable, the beneficiaries, spouses and dependents of a Eligible Employee or Former Employee. Schedule 5.12(a) lists or describes all Employee Plans of Seller. Each Employee Plan has been maintained in all respects in accordance with its terms and with applicable law. Except as set forth on Schedule 5.12(a), each Employee Plan (including the related trust) which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or comparable foreign law, does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code. None of the Employee Plans listed on Schedule 5.12(a) are Multi-employer Plans (as defined within the meaning of

Section 3(37) of ERISA) and Seller has no liability under or with respect to, and does not contribute to, any Multi-employer Plan.

                                    (b) As of the Closing Date, Seller will
have made or will make full payment by direct contributions of all amounts which Seller is required to make under the terms of each Employee Plan in respect of periods ending on or prior to the Closing Date.

                                    (c) There is no accumulated funding
deficiency (as defined in Section 412 of the Code), waived funding deficiency (as defined in Section 412 of the Code), or failure to make any payment on or before a required installment due date (as defined in Section 412(m) of the Code) with respect to any defined benefit plan (as defined in Section 3(35) of ERISA) maintained by Seller or any member of the controlled group (within the meaning of Sections 414(b), (c), (m), (n) and (o) of the Code ("Controlled Group") of which Seller is a member, that is or could after the Closing Date become a liability of Purchaser.

                                    (d) Neither Seller nor any member of
Seller's Controlled Group has incurred or reasonably expects to incur any liability under Title IV of ERISA (or comparable foreign law) arising in connection with the termination of, or withdrawal from, any plan covered or previously covered by Title IV of ERISA (or comparable foreign law) that is or could become a liability of Purchaser after the Closing Date.

                                    (e) No event has occurred that could
subject Seller or Purchaser to an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA or any comparable section under any foreign law.

                                    (f) There exists no condition or set of
circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV thereof), the Code or other applicable law with respect to the Employee Plans. From and after the Closing, Seller shall, subject to Section 10 hereof, indemnify and hold Purchaser harmless from, all liabilities and obligations arising at any time with respect to Eligible Employees or Former Employees of Seller under Employee Plans (and all related reporting requirements), and any other employee benefits mandated by law, regardless of the applicable funding arrangements, attributable to periods of employment by Seller of its employees prior to the Closing Date.

                           5.13. Compliance With Law. Seller has conducted and
currently conducts the Business and its operations and the Acquired Assets comply with all material applicable Federal, state and local laws, ordinances, regulations and requirements, and Seller possesses all approvals, consents, licenses and permits required for the conduct of the Business. Seller has not received any notice relating to changes in the requirements for such approvals, consents, licenses or permits which might be deemed to affect such operations nor has Seller received notice of any challenge, investigation or proceeding in connection with any applicable regulation, guidelines, ordinance or other law, order, regulation or requirement relating to the Business and its operations or the Acquired Assets.

                           5.14. Obligation to Update Schedules. Seller shall
promptly disclose to Purchaser any information contained in its representations and warranties or Schedules which, because of an event occurring after the date hereof, is materially incomplete or is no longer materially correct as of all times after the date hereof until the Closing Date or any material adverse development affecting the results of operations of the Business; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules attached hereto unless Purchaser shall have consented thereto in writing.

                           5.15. Representations and Warranties. Neither the
representations and warranties of Seller contained (i) herein or (ii) in any certificate, Exhibit, Schedule or other writing required by the terms hereof to be delivered by Seller (and so delivered) contained any untrue statement of a material fact or, to the best of Seller's knowledge taken together, omit to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which made.

                           5.16. Absence of Unlawful Payments. Neither the
Seller nor any of its affiliates, or, to Seller's knowledge, any other person, entity or corporation, acting on behalf of it has accepted, received or made any unlawful contributions, payments, gifts or expenditures.


                                   ARTICLE VI

                  Section 6. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller and Shareholder as set forth below:

                           6.1. Organization, Existence and Authority of
Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its operations as now being conducted, and to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto and to consummate the transactions contemplated hereby and thereby, except where any such failure would not individually or in the aggregate have a material adverse effect on the business, operations or financial condition of Purchaser taken as a whole. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of (a) Purchaser's Certificate of Incorporation or By-Laws or (b) any law or regulation applicable to Purchaser or the provisions of any agreement, mortgage, lease, instrument, order, arbitration award, judgment or decree to which Purchaser is a party or by which Purchaser is bound.

                           6.2. Power and Authority. Purchaser has the
corporate power and corporate authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto, and Purchaser has taken all action required by law or otherwise, including but not limited to approval by its Board of Directors, to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations enforceable against it in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance by Purchaser of this Agreement and such other agreements and instruments and its consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any agreement by which the Purchaser may be bound or affected.


                           6.3. Consents. No consent, filing or approval of any
Federal, state or local governmental agency or department or any other person not a party to this Agreement is required or necessary in connection with the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, excluding from the foregoing such consents, filings or approvals which would not have a Material Adverse Effect and would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                           6.4. Litigation. There is no action, claim or
proceeding pending or, to the best knowledge of Purchaser, threatened, against Purchaser, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement.

                           6.5. Representations and Warranties. Neither the
representations and warranties of Purchaser contained (i) herein or (ii) in any certificate, Exhibit, Schedule or other writing required by the terms hereof to be delivered by Purchaser (and so delivered) contained any untrue statement of a material fact or, to the best of Purchaser's knowledge taken together, omit to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which made.

                                  ARTICLE VII

                  Section 7.    Additional Covenants and Agreements.

                           7.1. Bulk Sales Law. Compliance with the laws of any
jurisdiction relating to the bulk sale of assets, if applicable, is waived and Seller and Shareholder shall indemnify and hold Purchaser harmless from any liability or claim arising from a failure to comply with such laws. The indemnification obligations hereunder shall be governed by the provisions of
Section 11 hereof.

                           7.2. Reasonable Access By Purchaser Pending Closing.
Seller will give to Purchaser, its counsel, accountants, financial advisers and lenders, and other representatives, after reasonable notice, reasonable access, during normal business hours, throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating exclusively to the Business, and shall fully cooperate with Purchaser and its accountants in connection with the preparation of timely and complete audited financial statements relating to the financial disclosure of the acquisition of the Business in accordance with the rules under Regulation S-X and Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, and applicable registration statement forms under the Securities Act of 1933, as amended. Purchaser agrees that any information provided pursuant to this Section will not be used for any purpose other than in connection with the transactions contemplated by this Agreement, will not be revealed to third parties but will be kept strictly confidential and will be returned, together with all copies of such information, to Seller if, for any reason, the Closing does not take place.

                           7.3. Taxes. Seller and Shareholder shall be liable
for and shall indemnify and hold Purchaser harmless from and against all Taxes with respect to the Business and the Acquired Assets for all periods up to the Closing Date, including all penalties and interest relating thereto, and shall be responsible for filing all Tax Returns and responding to all audits with respect thereto. Purchaser shall be liable for all Taxes with respect to the Acquired Assets for all periods from and after the Closing Date and shall be responsible for filing all Tax Returns and responding to all audits with respect thereto. The indemnification obligations hereunder shall be governed by the provisions of Section 11 hereof.

                                    Each party shall deliver to the other such
information and other data relating to Tax returns and Taxes with respect to the Business and the Acquired Assets and shall make available such of its employees as the other party may reasonably request, including providing the information and other data customarily required, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods for which it has any responsibility or liability under this Agreement or to otherwise enable it (or any of its affiliates) to satisfy its reasonable accounting or Tax requirements.

                                    For purposes of this Agreement, "Taxes"
shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, real estate, sales, purchase, use, value added, payroll (including required withholdings), compensation and franchise taxes imposed by any governmental entity with respect to the Business, the Seller or any of the Acquired Assets and any interest, penalties or additions payable in connection with such taxes, charges, fees, levies or other assessments. For purposes of this Agreement, "Tax Returns" shall mean all returns, declarations, reports, statements and other documents required to be filed with any governmental entity in respect of any Tax.

                           7.4. Books and Records. Until the expiration of the
applicable statutory period of limitations, or for such longer period if such statutory period is extended, each of the parties hereto will to the extent necessary in connection with any tax or other matters relating to the Business
(i) retain and, as each may reasonably request, permit the other and their agents to inspect and copy, all books and records relating to the Business and provide such information from such books and records as may be reasonably requested and (ii) furnish to the other party the information necessary to file required returns with respect to Taxes for which such party is responsible under this Agreement.

                           7.5. Conduct of Business Pending the Closing. From
the date hereof until the Closing Date, Seller shall conduct the Business only in the ordinary course and consistent with past practice and will:

                                    (a) preserve intact the Acquired Assets and
its current business operations and properties;

                                    (b) take no action or fail to take such
action the consequence of which will cause a breach of or default in any representation, warranty or covenant in this Agreement or in any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

                                    (c) keep at all times full and complete
books and records, both consistently and in accordance with GAAP;

                                    (d) use its best efforts to preserve the
form, structure and goodwill of its business organization in tact and preserve its relationship with suppliers, customers and others having business relations with it;

                                    (e) not enter into any agreements including
any with suppliers or brokers except any which are terminable for not more than 30 days notice without payment of any penalty;

                                    (f) not change any salary, wage, bonus or
severance terms with Eligible Employees or any of the terms of any consulting agreements relating to the Business except as described on Schedule 5.11 attached hereto; and

                                    (g) not sell, transfer or otherwise dispose
of any of the Acquired Assets.

                           7.6. Employees. Purchaser shall employ the Eligible
Employees. Subject to the following sentence, Purchaser shall be responsible for all salary, benefits and other obligations with respect to any Eligible Employees for periods from and after their employment with Purchaser. Seller and Shareholder shall be responsible for and shall indemnify and hold Purchaser harmless from and against all obligations and liabilities with respect to Eligible Employees for the period prior to the Closing Date. The indemnification obligations hereunder shall be governed by the provisions of
Section 11 hereof.

                           7.7. Confidentiality. From and after the Closing
Date, Seller and Shareholder will treat and hold as confidential any information concerning the Business which is either non-public, confidential or proprietary in nature, including analyses, compilations, studies or other documents prepared by Seller, Shareholder and their affiliates or any of their agents or employees ("Confidential Information"), refrain from using any of the Confidential Information and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of Confidential Information which are in their possession. In the event that Seller or Shareholder is required by legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, Seller or Shareholder will notify Purchaser promptly of the request so that Purchaser may at its expense seek an appropriate protective order or waive compliance with the provisions hereof.

                           7.8. Corporate Name. Promptly after the Closing
Date, Seller shall wind up its business as of the Closing Date and shall pay all of its outstanding obligations as soon as is reasonably practicable after the Closing Date. For a period of ninety (90) days from the Closing Date, Seller shall be entitled to use the name "Corporate TV". Promptly thereafter Seller and Shareholder hereby agree to deliver to Purchaser an executed certificate of amendment to Seller's certificate of incorporation whereby it shall change its name to a name dissimilar to "Corporate TV".


                                  ARTICLE VIII

                  Section 8.    Conditions to Closing.

                           8.1. Conditions to Purchaser's Obligations. All the
obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which (other than the condition set forth in clause (d) below) Purchaser may waive in writing:

                                    (a) Seller and Shareholder shall have
performed in all material respects all of their obligations under this Agreement required to be performed at or before the Closing, and there shall have been delivered to Purchaser a certificate of the Shareholder and an officer of Seller, dated the Closing Date, to such effect;

                                    (b) The representations and warranties of
Seller and Shareholder contained in Section 5 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and there shall have been delivered to Purchaser a certificate of an executive officer of Seller and Shareholder, dated the Closing Date, to such effect;


                                    (c) No action or proceeding to enjoin any
transaction contemplated by this Agreement shall have been instituted, and no injunction or restraining order in any action or proceeding against any such transaction shall then be in effect;

                                    (d) Seller shall have delivered to
Purchaser documents in form and substance reasonably satisfactory to Purchaser demonstrating the release of all Liens on the Acquired Assets;

                                    (e) No change that has had a Material
Adverse Effect on the Business shall have occurred and shall not be threatened in any way as a result of any event or occurrence; and

                                    (f) Purchaser shall enter into an
employment agreement with Marcie Simon in form and substance satisfactory to Purchaser in its sole discretion.

                           8.2. Conditions to Seller's Obligations. All the
obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which (other than the condition set forth in clause (d) below, Seller may waive in writing:

                                    (a) Purchaser shall have performed in all
material respects all of its obligations under this Agreement required to be performed at or before the Closing, and there shall have been delivered to Seller a certificate of an executive officer of Purchaser, dated the Closing Date, to such effect;

                                    (b) The representations and warranties of
Purchaser contained in Section 6 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and there shall have been delivered to Seller a certificate of an officer of Purchaser, dated the Closing Date, to such effect; and

                                    (c) No action or proceeding to enjoin any
transaction contemplated by this Agreement shall have been instituted, and no injunction or restraining order in any action or proceeding against any such transaction shall then be in effect.


                                   ARTICLE IX

                  Section 9. Closing Documents to be Delivered by Seller and Shareholder. On the Closing Date and as a further condition to the obligations of Purchaser and Seller to close hereunder, Seller and Shareholder shall deliver to Purchaser:

                                    (a) A bill of sale in substantially the
form of Exhibit H hereto, conveying to Purchaser good and marketable title to all of the tangible assets to be acquired by Purchaser hereunder;

                                    (b) One or more assignments in
substantially the form of Exhibit I hereto, with all consents necessary for Purchaser's unencumbered enjoyment of the Acquired Assets to be transferred hereunder, assigning to Purchaser all of the Acquired Agreements and all other intangible rights to be assigned to Purchaser hereunder;

                                    (c) Assignments in substantially the form
of Exhibit J hereto, assigning to Purchaser all of Seller's right, title and interest in and to Seller's trademarks, Business Rights and Seller's other intangible assets included within the Acquired Assets;

                                    (d) The originals of the Acquired
Agreements to be assigned to Purchaser hereunder;

                                    (e) Certificates of the appropriate
officers of the Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Section 8.1;

                                    (f) The Non-Compete Agreement executed by
Seller and Shareholder;

                                    (g) The Confidentiality Agreement executed
by Seller and Shareholder;

                                    (h) The employment agreement executed by
Shareholder with Purchaser in the form of Exhibit C attached hereto (the "Employment Agreement");

                                    (i) The loan agreement and security
agreement executed by Seller in connection with a bridge loan to be made by Purchaser to Seller in the amount of $300,000 (the "Bridge Loan") in the form of Exhibit E attached hereto (the "Loan Agreement and Security Agreement");

                                    (j) A non-negotiable promissory note and
guarantee executed by Seller and Shareholder, respectively, in connection with the Bridge Loan in the form of Exhibits F and G attached hereto;

                                    (k) An opinion of Seller's counsel, in a

form reasonably satisfactory to Purchaser's counsel, with respect to the matters described in Sections 5.1, 5.2, 5.3, 5.7 and 5.13 hereof; and

                                    (l) An assignment, assumption and amendment
agreement, dated the Closing Date, with Marcy Simon; and

                                    (m) Any other documents or instruments
which may reasonably be required to give the transactions contemplated herein full force and effect.

                           Unless otherwise provided in this Agreement, all
documents and instruments delivered hereunder shall be dated the Closing Date and shall be reasonably satisfactory as to form and content to each party and its respective counsel.


                                   ARTICLE X

                  Section 10. Closing Documents to be Delivered by Purchaser. On the Closing Date and as a further condition to the obligations of Purchaser and Seller to close hereunder Purchaser shall deliver to Seller:

                                    (a) The Purchase Price set forth in Section
4 hereof in certified funds or by means of wire transfer;

                                    (b) One or more agreements of assumption
whereby Purchaser assumes all of Seller's and Shareholder's liabilities and obligations to be assumed by Purchaser hereunder;

                                    (c) Certificates of the appropriate
officers of the Purchaser, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Section 8.2;

                                    (d) The Non-Compete Agreement;

                                    (e) The Confidentiality Agreement;

                                    (f) The Loan Agreement and Security
Agreement;

                                    (g) The Employment Agreement executed by
Purchaser;

                                    (h) An opinion of Purchaser's counsel, in a
form reasonably satisfactory to Seller's counsel, with respect to the matters described in Sections 6.1, 6.2, 6.3 and 6.4 hereof;


                                    (i) A key-man life insurance policy on the
life of Richard Frisch. Purchaser shall have the right to purchase ordinary or term life insurance on the life of Richard Frisch. Any such life insurance and any policy evidencing such insurance shall be owned by, and shall be for the benefit of, the Purchaser. Mr. Frisch shall cooperate in all respects in the securing of such insurance; and

                                    (j) Any other documents or instruments
which may reasonably be required to give the transactions contemplated herein full force and effect.

                           Unless otherwise provided in this Agreement, all
documents and instruments delivered hereunder shall be dated the Closing Date and shall be reasonably satisfactory as to form and content to each party and its respective counsel.


                                   ARTICLE XI

                  Section 11.    Indemnification; Survival.

                           11.1. Survival; Remedy for Breach. The covenants,
agreements, representations and warranties of the parties hereto contained herein or in any certificate, Schedule or other writing attached hereto, or required by the terms hereof to be delivered (and so delivered), by the parties on the Closing Date shall survive the Closing Date for a period equal to three
(3) years, except for the representations in Sections 5.4, 5.6, 5.12 and 7.3 which shall survive until the expiration of the statute of limitations and any waivers or extensions thereof (the period of survival shall be referred to as the "Survival Period"). No action or proceeding may be brought with respect to any of the representations and warranties unless written notice of the claimed misrepresentation or breach of warranty shall have been delivered prior to the expiration of the Survival Period.

                           11.2. Indemnification by Seller and Shareholder.

                                    (a) Subject to the terms and conditions set
forth herein, Seller and Shareholder, jointly and severally, indemnify Purchaser against and agree to hold it harmless from any and all damage, loss, liability, expense (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against or involving Purchaser) and cost (collectively, "Purchaser Indemnified Amounts") incurred or suffered by Purchaser arising out of (i) any misrepresentation or breach of warranty, or breach of any covenant or


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



agreement to be performed by Seller and Shareholder pursuant to this Agreement,
(ii) all Taxes with respect to the Business and the Acquired Assets for all periods up to and including the Closing Date; (iii) the Retained Liabilities; and (iv) except for the Assumed Liabilities, any and all damages, losses, expenses, obligations, liabilities or deficiencies incurred or paid by Purchaser as a result of a claim of any kind arising from or based upon the operation, business or ownership of the Acquired Assets or the Business on or prior to the Closing Date. The agreements and indemnities of Seller and Shareholder contained herein shall be cumulative, except that Purchaser shall not recover more than once for the same Purchaser Indemnified Amount.

                                    (b) Purchaser agrees to give notice to
Seller and the Shareholder promptly after learning of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. The failure of Purchaser to give such notice shall not affect Seller's and Shareholder's obligations unless Seller and Shareholder are actually prejudiced in the defense of such claim, suit, action or proceeding in which case such failure to provide such notice shall constitute a waiver of Purchaser's rights hereunder in respect of the claim, suit, action or proceeding with respect to which such notice was required to have been given hereunder to the extent Seller and Shareholder have been actually prejudiced by such late notice.

                                    (c) Except as otherwise provided in Section
11.5, Seller and Shareholder shall not be liable under this Section 11.2 for any settlement of any claim, litigation or proceeding effected without their consent in respect of which indemnity may be sought hereunder.

                                    (d) The amount required to be paid to
Purchaser by Seller and Shareholder for any Purchaser Indemnified Amounts hereunder shall be an amount reduced by (i) the tax benefits available to Purchaser and (ii) any amount received by Purchaser under any insurance coverage or from any other party alleged to be responsible therefor. Such amounts shall be paid not later than thirty (30) days after receipt by Seller and Shareholder of written notice from Purchaser stating that such Purchaser Indemnified Amounts have been incurred (and, in the case of claims of third parties, paid) and the amount thereof and of the related indemnity payment; provided, however, that any disputed amounts shall be due and payable within thirty (30) days after such amounts are finally determined to be owing by Seller and Shareholder to Purchaser.

                           11.3. Set-Off for Indemnified Amounts. Purchaser may
at any time, set off from the payments of cash or Medialink Shares due and payable to Seller and Shareholder under this Agreement, and the payments under the Non-Compete Agreement, any amount or amounts which Purchaser, in its sole and absolute discretion, shall determine may be necessary to satisfy (i) any Seller Indemnified Amount or (ii) any prospective, pending or threatened loss, liability, expense or cost which may reasonably be expected to give rise to an indemnity obligation of the Seller and Shareholder hereunder, including but not limited to payments due under the Bridge Loan (collectively, a "Set-Off Amount"). Any amounts so set off shall be delivered and paid into an interest-bearing escrow account to be established pursuant to the terms of an escrow agreement, in substantially the form of Exhibit K attached hereto (the "Escrow Agreement"). The terms of the Escrow Agreement shall provide that Purchaser's counsel shall serve as escrow agent thereunder (the "Escrow Agent"). Purchaser may exercise such right of set-off against (i) all or a portion of the Medialink Shares and/or (ii) all or a portion of the payments due and payable to Seller and Shareholder under this Agreement and/or the Non-Compete Agreement, by giving written notice (the "Set-Off Notice") of the exercise of such right of set-off to the Seller and Shareholder, with a copy of such notice to be delivered to the Escrow Agent. Such Set-Off Notice shall indicate that Purchaser has exercised its right of set-off hereunder. Seller and Shareholder shall have the right, by written notice, time being of the essence, within five (5) business days after receipt of notice from Purchaser of their intention to seek to receive such Seller Indemnified Amounts or Set-Off Amounts, to direct Purchaser or the Escrow Agent to satisfy such Seller Indemnified Amount or Set-Off Amount from all or a portion of either the Medialink Shares, or the payments under this Agreement or the Non-Compete Agreement. Nothing herein shall be deemed to impair, diminish or restrict the Purchaser's indemnification rights or set-off rights.

                           11.4. Indemnification by Purchaser.

                                    (a) Subject to the terms and conditions set
forth herein, Purchaser indemnifies Seller and Shareholder against and agrees to hold them harmless from any and all damage, loss, liability, expense (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against or involving Seller and Shareholder) and cost (collectively, "Seller Indemnified Amounts" and together with Purchaser Indemnified Amounts, the "Indemnified Amounts") incurred or suffered by Seller and Shareholder arising out of (i) any misrepresentation or breach of warranty, or breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; (ii) any Assumed Liabilities; (iii) all Taxes with respect to the Business and the Acquired Assets for all periods following the Closing Date; (iv) except as otherwise expressly provided in this Agreement, any and all damages, losses, expenses, obligations, liabilities or deficiencies incurred or paid by Seller and Shareholder as a result of a claim of any kind arising from the operation, business or ownership of the Acquired Assets or the Business after the Closing Date. The agreements and indemnities of Purchaser contained herein shall be cumulative, except that Purchaser shall not recover more than once for the same Seller Indemnified Amount.

                                    (b) Seller agrees to give notice to
Purchaser promptly after learning of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. The failure of Seller to give such notice shall not affect Purchaser's obligations unless Purchaser is actually prejudiced in the defense of such claim, suit, action or proceeding in which case such failure to provide such notice shall constitute a waiver of Seller's and Shareholder's rights hereunder in respect of the claim, suit, action or proceeding with respect to which such notice was required to have been given hereunder to the extent Purchaser has been actually prejudiced by such late notice.

                                    (c) Except as otherwise provided in Section
11.4, Purchaser shall not be liable under this Section 11.4 for any settlement of any claim, litigation or proceeding effected without its consent in respect of which indemnity may be sought hereunder.

                                    (d) The amount required to be paid to
Seller and Shareholder by Purchaser for any Seller Indemnified Amounts hereunder shall be an amount reduced by (i) the tax benefits available to Seller and Shareholder and (ii) any amount received by Seller under any insurance coverage or from any other party alleged to be responsible therefor. Such amounts shall be paid not later than thirty (30) days after receipt by Purchaser of written notice from Seller stating that such Seller Indemnified Amounts have been incurred and the amount thereof and of the related indemnity payment; provided, however, that any disputed amounts shall be due and payable within thirty (30) days after such amounts are finally determined to be owing by Purchaser to Seller and Shareholder.

                           11.5. Conduct of Litigation. Each party indemnified
under the provisions of this Agreement, upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it in respect of matters for which it is entitled to indemnity under this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof, to the party from whom indemnity shall be sought hereunder. In the event such claim involves a claim by a third party against the indemnified party, the indemnifying party shall have ten (10) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and reasonably acceptable to the indemnified party and at its own expense the settlement or defense thereof, and if it shall so decide to undertake the defense thereof, the indemnified party shall cooperate with it in connection therewith, provided that the indemnified party may participate (subject to the indemnifying party's control) in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such indemnified party's counsel shall be borne by the indemnified party. If the indemnifying party does not indicate or indicates that it will not undertake the defense of such third party claim within the ten (10) day period above, the indemnified party shall undertake and control the defense thereof and the indemnifying party shall be liable for all fees and expenses of such defense, including the fees and expenses of such indemnified party's counsel. The indemnifying party may, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money and which does not involve any undertaking which would affect the operation of the Business or the use of the Acquired Assets by the Purchaser after the Closing Date, which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, which written release shall be reasonably satisfactory in form and substance to counsel for the indemnified party. The indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any action involving relief other than the payment of money in any manner that, in the reasonable judgment of the indemnified party, would adversely affect the indemnified party; provided, however, that if the indemnified party shall fail or refuse to consent to a settlement, compromise or judgment proposed by the indemnifying party and approved by the third person in any such action and a judgment thereafter shall be entered or a settlement or compromise thereafter shall be effected on terms less favorable in the aggregate to the indemnified party than the settlement, compromise or judgment proposed by the indemnifying party, then notwithstanding any other provision hereof the indemnifying party shall have no liability hereunder with respect to any losses and damages in excess of those that were provided for in the settlement, compromise or judgment proposed by the indemnifying party or any costs or expenses related to such claim arising after the date such settlement, compromise or judgment was so proposed. If the indemnifying party does not notify the indemnified party within ten (10) days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. So long as the indemnifying party is contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim, unless such settlement includes as an unconditional term thereof the delivery by the claimant or plaintiff and by the indemnified party to the indemnifying party of duly executed written releases of the indemnifying party from all liability in respect of such claim, which written releases shall be reasonably satisfactory in form and substance to counsel for the indemnifying party. The indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article XI.

                           11.6. Limitations on Indemnification. The Seller and
Shareholder shall be obligated to indemnify the Purchaser for the applicable Indemnified Amounts hereunder up to a maximum aggregate amount equal to the Purchase Price and Non-Compete Payment received by Seller and Shareholder.

                           11.7. Insurance. Each of the Purchaser and Seller
shall use their best efforts to collect the insurance proceeds pursuant to Subsections 11.2(d) and 11.4(d) hereof. If the Purchaser or Seller, as the case may be, receives an amount under insurance coverage, an amount is paid on its behalf under insurance coverage, or from any other party with respect to the Indemnified Amounts at any time subsequent to any indemnification provided by Seller and Shareholder or Purchaser pursuant to Sections 11.2 and 11.3 hereof, then Purchaser or Seller and Shareholder, as the case may be, shall promptly reimburse the other for any payment made or expense incurred by the indemnifying party in connection with providing such indemnification up to such amount received by the indemnified party.


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



                                  ARTICLE XII

                  Section 12. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered or certified mail or overnight special delivery, postage prepaid, addressed as follows:

                           To Seller:

                           Corporate TV Group, Inc.
                           747 Third Avenue
                           New York, NY  10017
                           Attention:  Mr. Richard Frisch, President

                           To Shareholder:

                           Mr. Richard Frisch
                           Corporate TV Group, Inc.
                           747 Third Avenue
                           New York, NY  10017

                           Copy to:

                           Finkelstein Bruckman Wohl Most & Rothman, LLP 575 Lexington Avenue
                           New York, NY  10022-6102
                           Attention:  Jack L. Most, Esq.

                           To Purchaser:

                           Medialink CTV
                           Division of Medialink Worldwide Incorporated
                           708 Third Avenue
                           New York, NY  10017
                           Attention:  Mr. Laurence Moskowitz, President

                           Copy to:

                           Tashlik, Kreutzer & Goldwyn P.C.
                           833 Northern Boulevard
                           Great Neck, NY  11021
                           Attention:  Theodore Wm. Tashlik, Esq.


or such other addresses as shall be furnished by like notice by such party. Any such notice or communication shall be effective two days after it is sent.


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



                                  ARTICLE XIII

                  Section 13.    Miscellaneous.

                           13.1. Nondisclosure of Agreement. Purchaser and
Seller shall make no public disclosure regarding the negotiations between the parties, the existence of this Agreement or the specific financial and other terms and conditions of this Agreement, unless such disclosure is agreed upon by prior written approval of the parties hereto or unless required by law (in which case the disclosing party shall, if practicable, prior to disclosure, advise and consult with the other party and its counsel concerning such disclosure), except by Seller to its brokers, employees, suppliers, customers, broadcasters and other third parties in the ordinary course to advise them of the transaction. No press release regarding this Agreement shall be made by either party until such press release is approved in writing by both parties.

                           13.2. Brokers. Seller and Purchaser each represents
to the other that it has not dealt with any broker for this transaction and has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or a commission upon the consummation of the transactions contemplated hereby. Purchaser and Seller agree to indemnify and hold each other harmless from and against any loss, damage, liability, cost or expense (including reasonable attorneys' fees) suffered or incurred as a result of any breach of the foregoing representations.

                           13.3. Expenses. All legal, accounting and other
costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, except for the fees of the Selected Firm pursuant to Section 4.1(d) hereof, all audit expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the terms of that certain agreement between Purchaser and Goldstein Golub Kessler & Company, P.C. dated April 11, 1997. Purchaser shall be responsible for and shall pay the costs of any transfer taxes as a result of the transfer of the Acquired Assets.

                           13.4. Successors and Assigns. This Agreement shall
be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by either party only with the prior written consent of the other party except that Purchaser (or any affiliate of Purchaser) may assign, delegate or otherwise transfer any or all of its rights or obligations under this Agreement to any of its affiliates (including without limitation assignment of Purchaser's rights to acquire the Acquired Assets to a subsidiary incorporated in the United States or to any successor in interest to the Business by purchase of stock or assets or by merger or consolidation, provided that such successor expressly in writing assumes all obligations and liabilities of Purchaser hereunder.

                           13.5. Entire Agreement; Amendment. This Agreement
and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement may be amended, and any provision hereof waived, but only in a writing signed by each of the parties hereto.

                           13.6. Counterparts. This Agreement may be executed
in counterparts, all of which shall together constitute one and the same instrument. All documents and signatures required hereunder may be delivered or exchanged by telecopy and telecopied signatures shall be effective as originals thereof.

                           13.7. Agreement to Take Necessary and Desirable
Actions. Seller, Shareholder and Purchaser each agree to use its best efforts to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

                           13.8. Headings. The headings of Articles and
Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                           13.9. Governing Law. This Agreement shall be
governed by and interpreted and enforced under the laws of the State of New York applicable to contracts made and to be performed therein between residents of New York. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Courts or New York Supreme Court, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought in the State of New York shall lie in the Southern District of New York or Supreme Court, New York or Nassau County, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid to such party at its address set forth herein.

                           13.10. Consents. Seller and Purchaser shall each, on

and prior to the Closing Date, use its best efforts to obtain from each person, firm, association, corporation and governmental authority all consents and approvals which are necessary to authorize and validate the sale, transfer and assignment of the Acquired Assets to be assigned to Purchaser, and otherwise to effectuate the purposes of this Agreement.

                           13.11. No Implied Waiver. No failure or delay on the
part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

                  IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto by their duly authorized officers as of the day and year first above written.

                                        MEDIALINK WORLDWIDE INCORPORATED

                                        By: /s/ Laurence Moskowitz
                                            ----------------------------------
                                            Laurence Moskowitz
                                            Title:  President

                                        CORPORATE TV GROUP, INC.

                                        By: /s/ Richard Frisch
                                            ----------------------------------
                                            Richard Frisch
                                            Title:  President

                                        /s/Richard Frisch
                                        --------------------------------------
                                        Richard Frisch, individually